WEB DESIGN AND CONTENT SUPPLY AGREEMENT

This Agreement is entered into as of April 3, 2009 ("Effective Date-) by and between Worlds.com, Inc. ("WCI") and Pearson Education, Inc. ("Pearson ") for the WEB DESIGN AND CONTENT SUPPLY of WCI's three dimensional ("3D") technology. This agreement shall remain in effect through April 30, 2011.

WHEREAS, WCI creates and operates Internet web sites featuring sophisticated functions accessed by users in 3D graphic community environments ("WCI Worlds").

WHEREAS, WCI owns and operates online sites known as Worlds.com that provide its users with proprietary online content;

WHEREAS, PEARSON and its affiliates (meaning any company that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with Pearson) seeks to provide users of virtual education experiences (collectively "PEARSON Users") with access to 3D web sites, that are operated and/or designed by WCI;

WHEREAS, WCI seeks to provide PEARSON Users with access to certain of WCI's Internet web sites and to design and maintain, on behalf of PEARSON, a series of branded web sites featuring WCI's 3D technology;

NOW IT IS HEREBY AGREED as follows:

1. The Sites. WCI shall provide PEARSON and its affiliates (and Pearson Users who agree to use WCI's patented software) with Internet web sites ("Sites") utilizing WCI's 3D graphics technology ("Service") and proprietary and licensed content from WCI ("Initial Content") pursuant to specifications contained in Statements of Work as may be entered into between the parties from time to time during the Term. The Sites shall be customized by WCI for delivery by PEARSON and for use by PEARSON, its client end customers, and PEARSON Users. The Sites shall be hosted by WCI. The Sites shall be in the basic form and have the general functionality of WCI's currently existing 3D web sites featuring the environments known as virtual worlds. In connection with the Initial Content, WCI shall:

(a)              design and integrate into the Sites all new and original graphic, animation, textual and other content elements specifically created or unique to PEARSON ("Pearson Content"). The PEARSON Content is generally described in Schedule 1 of this Agreement. The PEARSON Content will be of a visual and functional quality comparable with the Initial Content of currently existing WCI Worlds; the Sites will be upgraded periodically so as to remain competitive and deliver substantially the same functionality as other current and future WCI Worlds.

(b)             integrate into the Sites portals which will allow users to easily navigate between the Sites and other WCI Worlds, should PEARSON choose to allow users to navigate in this way.

2.           Content and Software License. WCI hereby grants to PEARSON, subject to and in accordance with the provisions of Section 8, a non-exclusive license to use the Initial Content, the PEARSON Content, and the software necessary for PEARSON Users to access and use the Sites (the "WCI Software"), as each may be upgraded or improved from time to time. The WCI Software has the general functionality described in Schedule 2 of this Agreement. The nonexclusive license granted to PEARSON pursuant to this Clause 2 shall survive only so long as PEARSON PLC shall comply with its obligations under Clauses 4, 5 and 10 of this Agreement, all in their entirety.

3.           Additional Licenses. Subject to the terms and conditions of this Agreement, WCI hereby grants to PEARSON a non-exclusive license to use, reproduce and display the PEARSON Content in connection with the marketing and presentation of the Initial Content within the Site. WCI hereby grants to PEARSON PLC, a non-exclusive, royalty-free, world-wide license to use, reproduce and display World Media Brand Features, as described in Schedule 3 of this Agreement, in connection with (i) the presentation and marketing of the Site within the Service, and (ii) PEARSON and its affiliates and affiliated partners HTML pages, subject to the prior written consent of WCI (which content shall not be unreasonably withheld). "WCI Brand Features" shall mean all trademarks, service marks, logos and other distinctive brand features of WCI that are used in connection with the web sites, services and content of WCI, including (without limitation) the trademarks, service marks and logos described in Schedule 4 hereto. "PEARSON Brand Features" shall mean all trademarks, service marks, logos and other distinctive brand features of PEARSON that are used in connection with the Site, including, but not limited to, PEARSON's trademarks, service marks and logos.

4. Supply and Commercialization of the Initial Content, PEARSON PLC Content
and WCI Software.

(a)                WCI shall supply PEARSON PLC with the Initial Content, PEARSON Content and the WCI Software by Content Delivery Dates for each site specified in the Statement of Work corresponding to that site, pending approval by PEARSON.

(b)               PEARSON shall review the Initial Content, PEARSON Content and WCI Software, and work with WCI to ensure that the Site is ready to operate satisfactorily by the Site Launch Dates for each site specified in the Statement of Work corresponding to that site.

(c)                WCI shall create and PEARSON shall make available a version of the WCI Software for the Site for direct download by PEARSON Users and all other persons from PEARSON's web site or from any WCI site.

(d)               During the term of this Agreement, WCI shall, at its sole cost and expense, provide ongoing technical, administrative and service assistance to PEARSON with respect to the use and transmission of the Initial Content and the PEARSON Content through the Site as is needed, and as PEARSON may reasonably request.

(e) WCI shall, at its sole cost and expense, provide the servers and the Service necessary for the hosting of the Sites.

(e)                  WCI shall, at its sole cost and expense, institute a Community Leaders Program, as described in Schedule 4 of this Agreement.

(1)

5. Payments and Considerations.

(a)          Pursuant to a letter of settlement [Bill: Is this because of a settlement letter or a promissory note?] entered into between Worlds.com and Pearson on December 3, 2007, Worlds will provide the services and licenses specified in this Agreement to Pearson in the approximate amount of $631,950 with such services consisting of the design, creation and production of one or more three dimensional internet web site(s) as specified in this Agreement and Worlds represents that said site(s) will be of comparable quality as the sites it is building for its other customers and that the valuation of its services will be based upon the values and rates of similar services it provides to other customers through arms-length transactions.

(b)         The PEARSON Payments [Bill: When would we pay WCI?] and the WCI Payments shall be collectively referred to herein as the "Payments."

6. Calculations of Payments.

(a) WCI and PEARSON shall compute and determine the Payments, as defined under Clause 5 above, each calendar quarter at the end of such quarter based upon the work requirements that Pearson has provided to WCI and agreed to for development.

(b)               Payments from one party to the other shall be due within thirty (30) days of the last day of each calendar quarter. Payments shall be sent together with a report confirming the amount of relevant Payments due (the "Statement").

(c)              Each party shall have the right, upon request to the other party, to review and examine the books, accounts, and records of the other party relating to Payments. The examination may only be performed within three (3) years after the date a Statement is rendered, and not more than one (1) time per year. Statements shall be final and binding, and not subject to any claim or objection, unless a party notifies the other party of its specific written objection to the applicable Statement within three (3) years after the date the Statement is due.

(d) For the avoidance of doubt, this Agreement does not affect either party's right to sell or license VIP Tier Level Services and/or advertising and/or anything else on its own web pages or through any other service it owns and/or licenses to others.

7. Ownership.

(a)                PEARSON acknowledges and agrees that WCI owns all right, title and interest in the WCI Brand Features and the WCI Software. Nothing in this Agreement shall confer in PEARSON any right of ownership in the Worlds software or WCI Brand Features.

(b)               WCI acknowledges and agrees that PEARSON owns all right, title and interest in PEARSON and any PEARSON Brand Features. Nothing in this Agreement shall confer in WCI any right of ownership in the PEARSON Brand Features, and WCI's use and license of the PEARSON Brand Features shall be limited to the uses set forth in this Agreement.

8. Warranties.

(a) Each party to this Agreement represents and warrants to the other party that:

(i)               it has the full corporate right, power and authority to enter into this
Agreement and to perform its obligations hereunder;

(ii)             the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is otherwise bound; and

(iii)               when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(b) WCI represents and warrants to PEARSON that it has sufficient rights in the Worlds software and the WCI Brand Features to grant to PEARSON the right to use and disseminate Worlds software, the PEARSON Content, and the WCI Brand Features in accordance with the terns of this Agreement.

9. WCI and Responsibility for the Content.

(a)              WCI will ensure that the Initial Content and PEARSON Content offered through the Sites comply with all applicable laws and regulations in the markets where it will be offered.

(b)             WCI represents and warrants that the Initial Content, the PEARSON Content, the WCI Software, and the WCI Brand Features do not infringe any Intellectual Property Rights of a third party and that they do not libel, defame, cause injury to, invade the privacy of or otherwise violate any other rights of any person. "Intellectual Property Rights" shall mean all copyright and other intellectual property rights, howsoever arising and in whatever media (including that relating to the look, form, feel and substance of the Initial Content, PEARSON Content, Service and WCI Software), whether or not registered, including (without limitation) patents, trademarks, service marks, trade names, registered design and any applications fir the protection or registration of these rights and all renewals and extensions thereof throughout the world.

(c) If at any time during the term of this Agreement any part of the Initial Content, PEARSON Content, WCI Software, Service or WCI Brand Features is in breach of any applicable law or regulation or infringes the Intellectual Property Rights of any third party then WCI shall:

(i)          use its reasonable endeavors to provide alternative content, services, or software which will not be in breach of any applicable law or regulation or infringe the Intellectual Property Rights of any third party; or

(ii)         remove the offending part of the content, service or software and replace it so far as is reasonably practicable with equivalent content, service or software.

10.             Indemnity.

(a) WCI agrees to indemnify and hold PEARSON and its members, employee, attorneys, agents, successors, assigns and licenses harmless against any claim, liability, cost and expense (including reasonable outside attorneys' and accountants' fees reasonably incurred) in connection with any claim(s) related to any breach or alleged breach of any warranty, representation or covenant contained in this Agreement, including without limitation those specified in Sections 8 and 9 and their respective subsections by WCI, or for anything that WCI might place on its Internet sites that might prove actionable by any third party.

11.             Term and Termination.

(a)          This Agreement shall take effect from the Effective Date and shall continue for a period of two (2) years.

(b)         Either party may terminate this Agreement forthwith on written notice in the event that the other:

(i)               commits a material breach of the terms of this Agreement and having received from the party not in breach written notice of such breach stating the intention to terminate the Agreement if not remedied, fails to remedy the breach within thirty (30) days; and/or

(ii)             shall cease to carry on its business or shall have a liquidator, receiver or administrative receiver appointed to it or over any part of its undertaking or assets or shall pass a resolution for its winding up (otherwise than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction where the resulting entity shall assume all of the liabilities of it) or a court of competent jurisdiction shall make an administration order or liquidation order or similar order, or shall enter into any voluntary arrangement with its creditors, or shall be unable to pay its debts as they fall due.

(c) Following the launch of the Sites, PEARSON may terminate this
Agreement upon six (6) months written notice of intent to terminate to WCI

12. Consequences of Termination.

(a) In the event of the termination of this Agreement:

(i) WCI agrees to cease using any Initial Content or PEARSON
Content containing references to or branded as PEARSON;

(ii)             PEARSON agrees to cease using or distributing the Initial Content. PEARSON Content. WCI Software, and WCI Brand Features, and all licensing rights granted to it pursuant hereunder shall forthwith cease; and

(iii)           PEARSON agrees to provide WCI and WCI agrees to provide PEARSON with all outstanding and accrued payments (if any) due to it at the date of termination.

(b) Any termination of this Agreement (howsoever occasioned) shall not affect any accrued rights or liabilities of either party nor shall it affect the coming into force or the continuance in force of any provision hereof which is expressly or by implication intended to come into or continue in force on or after such termination.

13.           Limitations of Liability. In any event, neither party shall be liable to the other under, or in connection with, this Agreement in contract, tort, negligence, pre-contract or other representations (other than fraudulent or negligent misrepresentations) or otherwise for any loss of business, contracts, profits or anticipated savings or for any indirect or consequential or economic loss whatsoever.

(B) Each provision of this Section excluding or limiting liability shall be construed separately, applying and surviving even if for any reason one or other of these provisions is held inapplicable or unenforceable in any circumstances and shall remain in force notwithstanding the expiry or termination of this Agreement.

14.             Confidentiality.

(a) During the Term and thereafter, both parties agree to keep all information that they obtain about the other concerning the business, finances, technology and affairs of the other, and, in particular, but not limited to the Initial Content, the PEARSON Content and the Service, and regardless of its nature, strictly confidential.

(b) The provisions of this Section shall cease to apply to:

                                                            (i)               information that has come into the public domain other than by breach of this Clause or any other duty of confidence; and

                                                          (ii)             information that is obtained from a third party without breach of this Clause or any other duty of confidence; and

                                                        (iii)               information that is known by either party, in connection with the other party, and which has been disclosed to either party by a third party, other than WCI or PEARSON or a contractor of either of them and not in breach of any duty of confidence; and

(iv)            information that is trivial or obvious; and

(v)             information that is required to be disclosed by a government body or court of competent jurisdiction.

15. Notices. Any notices required to be given under this Agreement shall be in writing and shall be deemed to have been duly served if hand delivered or sent by facsimile (with the original to be forwarded by first class post) or by first class registered post or recorded delivery post within the United States by registered airmail post correctly addressed in the case of WCI to Thom Kidrin, Worlds, Inc., 11 Royal Road Brookline, MA 02445 and in the case of PEARSON at the addresses specified in this Agreement or at such other address as either party may designate from time to time in accordance with this Clause 15. All legal notices sent to WCI shall also be copied to Feder, Kaszovitz, Isaacson, Weber Skala, Bass & Rhine LLP Att: Irv Rothstein, 750 Lexington Avenue New York, New York 10022-1200. All legal notices sent to Pearson shall also be copied to

(a) Any notice shall be deemed to have been served:

                                                            (i)               if hand delivered at the time of delivery by posting through the letter box of the correct addressee;

(ii)         if sent by facsimile or e-mail within one hour of transmission during business hours at its destination or within 24 hours if not within business hours but subject to proof by the sender that it holds an acknowledgment confirming receipt of the transmitted notice in readable form; or

(iii)       if sent by post within 48 hours of posting (exclusive of the hours of Sunday) if posted to an address within the country of posting and seven days of posting if posted to an address outside the country of posting.

16. Assignment.

(a)          WCI shall be entitled to assign the benefit and/or the burden of this Agreement in whole or in part to an affiliate provided that such assignee agrees to abide by the terms of this Agreement and does so abide by the terms of this Agreement. On any breach of this Agreement by such assignee, this Agreement shall, at PEARSON's request, automatically reassign to WCI, who shall be liable as guarantor for any past breaches by its assignee.

(b)         PEARSON PLC shall be entitled to assign the benefit and/or the burden of this Agreement in whole or in part to an affiliate provided that such assignee agrees to abide by the terms of this Agreement and does so abide by the terms of this Agreement. On any breach of this Agreement by such assignee, this Agreement shall, at WCPs request, automatically reassign to PEARSON PLC, who shall be liable as guarantor for any past breaches by its assignee.

17. Force Majeure. Neither party shall be liable for failure to perform or delay in performing any obligation under this Agreement if the failure or delay is caused by any circumstances beyond its reasonable control, including but not limited to acts of god, war, civil commotion or industrial dispute. If such delay or failure continues for at least thirty (30) days, the party not subject to the force majeure shall be entitled to terminate this Agreement by notice in writing to the other.

18. General.

(a)           Each party acknowledges that it has read this Agreement, understands it, and agrees to be bound by its terms. This Agreement (as amended from time to time) together with any document expressly referred to in any of its terms, contains the entire agreement between the parties relating to the subject matter covered and supersedes any previous agreements, arrangements, undertakings or proposals, written or oral, between the parties in relation to such matters. No oral explanation or oral information given by any party shall alter the interpretation of this Agreement. No waiver or modification of this Agreement or any covenant, condition, or limitation contained herein shall be valid unless in writing and executed by both Parties. The parties confirm that, in agreeing to enter into this Agreement, they have not relied on any representation save insofar as the same has expressly been made a representation in this Agreement and agree that they shall have no remedy in respect of any misrepresentation which has not become a term of this Agreement save that the agreement of the parties contained in this Section shall not apply in respect of any fraudulent or negligent misrepresentation whether or not such has become a term of this Agreement.

(b)             No addition to, or modification of, any provision of this Agreement shall be binding on the parties unless made by a written instrument and signed by a duly authorized representative of each of the parties.

(c) The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. The rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

(d)             The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impact the continuation in force of the remainder of this Agreement. Should any part of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties.

(e)              Nothing in this Agreement shall be construed as creating a partnership or joint venture of any kind between the parties or as constituting either party as the agent of the other party for any purpose whatsoever and neither party shall have the authority or power to bind the other party or to contract in the name of or create a liability against the other party in any way or for any purpose.

(f)              This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be an original but all the counterparts together shall constitute one and the same instrument.

(g)             Each party undertakes with the other to do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Agreement.

(h) The parties hereto shall and, shall use their respective reasonable endeavors to procure, so far as they are able, that any necessary third parties shall execute and perform all such further deeds, documents, assurances, acts and things as any of the parties hereto may reasonably require, by notice in writing to the other to carry the provisions of this Agreement into effect.

(2)

(i) This Agreement has been negotiated between unrelated parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted in their own self interest. In addition, each party has been represented by legal counsel. Accordingly, any statute, law, ordinance, or common law principles or other authority of any jurisdiction, or legal decision that would require interpretation of any ambiguities in this Agreement against the party who has drafted it is not applicable and is hereby waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties, and this Agreement shall not be interpreted or construed against any party to this Agreement because that party or any attorney or representative for that party drafted this Agreement or participated in the drafting of this Agreement.

19. Law and Jurisdiction. This Agreement shall be governed by and construed under the law of the New York.

IN WITNESS, the duly authorized representatives of the parties have executed this Agreement the day and year first above written.

SIGNED by

(Bill Hughes)

for and on behalf of Pearson Education, Inc.

Signature

SIGNED by

/s/ Thom Kidrin
(Thom Kidrin) for and on behalf of WORLDS.COM, INC.
(3)

SCHEDULE 1
Description of PEARSON Content

Description and definition PEARSON Content will be specified by a Statement of Work for each site. These Statements of Work will be amended to Schedule 1 on an ongoing basis.

The Sites will provide Internet and other online access for online and off-line, or traditional and non-Internet-related, distribution channels of products approved by PEARSON. The Site will provide users with interactive services, including, but not limited to, (i) free, basic access to three-dimensional chat in WCI Worlds and online access to both online and offline (i.e. traditional and non-Internet-related) distribution channels for products.

All terms used in this Schedule 1 that are not defined, shall have the same meaning as terms used in this Agreement.

(4)

SCHEDULE 2
The WCI Software

The WCI 3D interactive virtual world is a service/installation that will be offered to Pearson Virtual Education users. There will be an approximately 6-9 megabyte demo or mini-version available to users of each Site as a direct-from-Internet download installation. Appropriate wording/labeling (4-5 lines) agreed to by PEARSON and WCI will appear on PEARSON's web sites when users of the Sites and/or potential users of the Site wish to download the Service onto their personal computer or to register. Both PEARSON's opening page screen, as well as the page to which the page screen links, will contain an install button that will permit the user and/or potential user to know how to install the Sites.

All terms used in this Schedule 2 that are not defined, shall have the same meaning as terms used in this Agreement.

(5)

SCHEDULE 3
WCI Brand Features

Brand features of WCI including the URLs: www.Worlds.com, www Worlds.net, www.Worldsstore.com .. Worlds Player

(6)

SCHEDULE 4

Community Leaders Program

WCI shall institute a program designed to recruit community leaders ("Community Leaders") to welcome and acquaint new users to each of the Sites, and to investigate and report any inappropriate behavior by users or posting of potentially defamatory, libelous or offensive content for corrective action.

For at least one site, each Community Leader will be required to:

1.      read and accept the terms and conditions of the Site's user guidelines.

2.      devote at least four hours a week signed-on to the Site, welcoming new users and acquainting them with the Site as well as identifying unacceptable behavior and content.

3.      refrain from holding themselves out or permitting themselves to be regarded as an employee, officer or agent of WCI or PEARSON PLC and to strictly avoid any act or omission that could reasonably lead to a contractual or tortuous claim against or liability to WCI or PEARSON PLC.

During continuous service as a Community Leader, each Community Leader will receive a free subscription to the Site.

All terms used in this Schedule 4 that are not defined, shall have the same meaning as terms used in this Agreement.

(7)

SCHEDULE 1
Description of PEARSON Content

Description and definition PEARSON Content will be specified by a Statement of Work for each site. These Statements of Work will be amended to Schedule 1 on an ongoing basis.

The Sites will provide Internet and other online access for online and off-line, or traditional and non-Internet-related, distribution channels of products approved by PEARSON. The Site will provide users with interactive services, including, but not limited to, (i) free, basic access to three-dimensional chat in WCI Worlds and online access to both online and offline (i.e. traditional and non-Internet-related) distribution channels for products.

All terms used in this Schedule 1 that are not defined, shall have the same meaning as terms used in this Agreement.